EXHIBIT 99



FOR IMMEDIATE RELEASE               FOR INFORMATION, CONTACT
                                    ------------------------
                                         Janice  C.  Burt
                                         Phone:  (803)  931-8539
                                         Fax:  (803)  312-8850
                                         Email:  janburt@firstcitizensonline.com



       FIRST CITIZENS TO BUILD CORPORATE HEADQUARTERS IN DOWNTOWN COLUMBIA

COLUMBIA, S.C., APRIL 26, 2004 - First Citizens announced at a press conference today its plans to build a nine-story corporate headquarters complex in the 1200 block of Main Street in downtown Columbia. In announcing the new facility, Chairman and CEO Jim Apple said, "Our new headquarters will symbolize our commitment to Columbia, our headquarters city, and to the economic growth and development of this region and state."

The signature building, a nine-story tower on the corner of Lady and Main, will have approximately 170,000 square feet of office space, to be occupied entirely by First Citizens. The bank's executive offices, as well as its Columbia main office, will be located in the new facility. Several of the bank's lines of business and operations departments will also move to the new corporate headquarters. Initially, it is estimated that approximately 250 First Citizens employee associates will occupy the new facility. First Citizens management estimates the cost of the building to be approximately $40 million.

Street-level parking will provide customers convenient access to the main office, which will be entered from Lady Street. The building will have two other entrances, one on Main Street and one from a plaza that will be constructed next to the tower. A two-story underground parking garage will be built adjacent to the building and used by those who work there.

Duda Paine Architects, based in Durham, created the design of the building. The exterior, intended to complement enhancements currently underway for Columbia's Main Street, will give passersby a feeling that the building has always been a part of the streetscape. Reminiscent of many bank, courthouse, and institutional buildings, limestone was chosen as the primary exterior material. According to First Citizens President Peter Bristow, the look of the new building will reflect the stability and endurance that defines First Citizens. "This new headquarters will reflect our enduring history, our promising future, and our rock-solid commitment to our customers and communities," Bristow said.

The tower's impressive interior will boast a two-story lobby. Adjacent to the tower, in the middle of the 1200 block, will be the plaza area. According to Turan Duda, a partner in the Duda Paine firm, "In designing the plaza area, our goal was to create a space that would embrace the stakeholders in surrounding properties as well as all of downtown Columbia. The plaza will be an attractive and inviting place that adds tremendous value to the look and feel of Main Street." Plans for the historic Capitol Restaurant, also a part of the First Citizens property, have not been finalized, but the bank is committed to "respecting the historic integrity of the restaurant," according to Jim Apple.

The Columbia architectural firm Stevens & Wilkinson will serve as the architect of record to produce construction documents based on the design scheme provided by Duda Paine. The two firms will continue to collaborate during construction, which is slated to begin in the latter part of this year. Construction will last approximately 15 months, and the new building is expected to open in the first quarter of 2006.

Demolition of existing buildings on the site will occur in June of this year. During construction, First Citizens' Columbia main office at 1230 Main Street will relocate temporarily to the current Corporate Headquarters at 1225 Lady Street. The bank's Trust Department, Commercial Banking, and Professional Banking Group, which are currently housed at 1230 Main Street, will also move to the Lady Street site during construction. Drive-through banking and drive-up ATM service will continue at 1301 Park Street.


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First Citizens Bancorporation, Inc. is the parent company of First Citizens Bank and Trust Company, Inc., The Exchange Bank of South Carolina, Inc. and Citizens Bank. First Citizens offers services in commercial and retail banking through its 151 offices in South Carolina and its five offices in Georgia. The Exchange Bank operates four offices in South Carolina and Citizens Bank operates two offices in Georgia. As of March 31, 2004, First Citizens Bancorporation had total consolidated assets of $4.41 billion. For more information, visit the First Citizens web site at firstcitizensonline.com.

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